UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2025

FiEE, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37649	04-2621506
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Flat A1, 29/F, Block A, TML Tower, 3 Hoi Shing Road, Tsuen Wan, Hong Kong

(Address of principal executive offices, including zip code)

852-28166813

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17-CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17-CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	MINM	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 29, 2025, FiEE, Inc. f/k/a Minim, Inc. (the "Company") received a letter (the “Letter”) from The Nasdaq Stock Market LLC (“Nasdaq” or the “Exchange”) notifying the Company that the Nasdaq Hearing Panel (the “Panel”) has determined that the Company is in compliance with the Nasdaq Listing Rules and that trading in the Company’s securities will resume on the Exchange on June 2, 2025. Notwithstanding the Panel’s determination to resume trading of the Company’s securities on the Exchange, the Panel issued a public reprimand letter to the Company, pursuant to Nasdaq Listing Rule 5815(c)(1)(D), due to the Company’s failure to comply with Nasdaq Listing Rule 5635(b), which requires shareholder approval prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the Company (the “Change of Control Rule”). The Panel found that a change of control took place in connection with transactions that occurred in February 2025, and that the Company therefore violated the Change of Control Rule; however, the Panel determined that a public reprimand letter will serve as an appropriate resolution to that violation. The Panel acknowledged that the transaction had the support of the Company’s largest stockholder, and so had the Company sought stockholder approval, it would have been successful in obtaining it. The Panel also acknowledged that the Company, while still listed, was not trading on Nasdaq at the time of the transaction but rather trading in the OTC market, where stockholders do not ordinarily expect Nasdaq’s shareholder approval rules to apply. Therefore, the Panel did not find that the violation of the Change of Control Rule materially adversely affected shareholders’ interests.

Item 8.01	Other Events.

On May 29, 2025, the Company received the Letter and, in reaching its determination that the Company is in compliance with the Nasdaq Listing Rules and that trading in the Company’s securities will resume on the Exchange, the Panel acknowledged that (i) the Company has since demonstrated compliance with Nasdaq Listing Rule 5550(b)(1), requiring minimum stockholders’ equity of $2,500,000, and (ii) the actions taken by the Company resolved the prior violations of Nasdaq Listing Rules 5635(c) and (d), requiring stockholder approval prior to certain issuances of securities. The Panel also determined that the violations were inadvertent and did not materially adversely affect stockholders’ interests.

A “Panel Monitor” has been implemented under Nasdaq Listing Rule 5815(d)(4)(A) for a period of one year from the date of the Letter. In the event that the Company becomes deficient with respect to any Nasdaq continued listing requirement, the Company will not be afforded the opportunity to submit a compliance plan for the Staff’s consideration and the Staff will issue a Staff Delisting Determination, following which the Company may request review by the Panel, at which the Company may present a compliance plan for the Panel’s consideration. In the event of a new hearing, any suspension or delisting action would be stayed pending the completion of the hearings process and the expiration of any additional extension period granted by the Panel following the hearing.

On May 30, 2025, the Company issued a press release announcing the receipt of the Letter, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Press Release of FiEE, Inc. dated May 30, 2025.
104	Cover Page Interactive Data (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIEE, INC.

Date: June 4, 2025	By:	/s/ Li Wai Chung
Li Wai Chung
Chief Executive Officer

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